CUMBERLAND PHARMACEUTICALS ANNOUNCES
KENNETH J. KROGULSKI TO JOIN ITS BOARD OF DIRECTORS

Nashville, Tenn., January 16, 2017 - Cumberland Pharmaceuticals Inc. (NASDAQ:CPIX) is pleased to announce the addition of Kenneth J. Krogulski, CFA to its Board of Directors. He is the President and Chief Executive Officer of Berkshire Asset Management LLC. He is also the Chief Investment Officer of Berkshire, a 30-year-old independent SEC registered investment advisory firm with over $1.5 billion under management.

Mr. Krogulski has over 37 years’ experience in security analysis and portfolio management. He began his career in finance at First Eastern Bank (now PNC Financial) as an investment analysis and portfolio manager. He then served as senior portfolio manager in First Eastern’s trust department. Mr. Krogulski then joined Berkshire and later led a management buy-out acquiring the company from Legg Mason. Under his leadership, Berkshire’s assets under supervision have grown from $600 million in 2006 and are now over $1.5 billion.

He earned his B.S. in finance from Indiana University of Pennsylvania and his M.B.A from Wilkes University. He holds the Chartered Financial Analysts designation.

“Ken adds a new perspective to our Board, given his role and experience as an investor and portfolio manager,” said A.J. Kazimi, Chief Executive Officer of Cumberland Pharmaceuticals. “We look forward to working with him as we seek to elevate Cumberland’s public company profile.”

“I am impressed with Cumberland’s proven management team, strong fundamentals and growing portfolio of specialty branded pharmaceuticals,” said Ken Krogulski. “I look forward to working with the team at Cumberland to advance the Company’s mission of enhancing patient care, while also building significant shareholder value.”

Mr. Krogulski’s appointment to Cumberland’s Board as an independent director will be effective January 18, 2017. Cumberland’s Board of Directors also includes Joey Jacobs, Chairman and CEO of Acadia Healthcare, Dr. Gordon Bernard, Associate Vice-Chancellor for Research atVanderbilt University Medical Center, Jamie Jones, former Managing Partner of KPMG LLP’s Middle Tennessee operations, Thomas Lawrence, Chairman of Aetos Technologies, Jon Griggs, Former Vice President at Warner-Lambert Company, and Caroline Young, former President of the Nashville Healthcare Council, who also all serve as independent directors.

SOURCE: Cumberland Pharmaceuticals Inc.

About Cumberland Pharmaceuticals
Cumberland Pharmaceuticals Inc. is a specialty pharmaceutical company focused on acquisition, development, and commercialization of high-quality products that improve the quality of care for patients. The Company has a diverse product portfolio with a focus in the areas of hospital acute care and gastroenterology.
Cumberland's marketed products include Acetadote® (acetylcysteine) Injection for the treatment of acetaminophen poisoning, Caldolor® (ibuprofen) Injection, the first injectable treatment for pain and fever approved in the United States, Kristalose® (lactulose) for Oral Solution, a prescription laxative, Vaprisol® (conivaptan) Injection, for the treatment of hyponatremia, Omeclamox-Pak® for the treatment of H. pylori and duodenal ulcer disease, and Ethyol® (amifostine) for Injection, for the prevention of treatment-related adverse reactions in oncology patients. Cumberland is also dedicated to developing innovative products that address unmet medical needs.
The Company’s product candidates in clinical development include: Hepatoren® (ifetroban) Injection for the treatment of hepatorenal syndrome, Boxaban® (ifetroban) Oral Capsule for patients suffering from aspirin exacerbated respiratory disease, VasculanTM (ifetroban) Oral Capsule for the treatment of systemic sclerosis and Portaban™ (ifetroban) Oral Capsule for the treatment of portal hypertension.
For more information on Cumberland Pharmaceuticals Inc., please visit www.cumberlandpharma.com.

Investor Contact:
Erin Smith
Cumberland Pharmaceuticals
615-255-0068
investors@cumberlandpharma.com

Media Contact:
Rebecca Kirkham
Lovell Communications
615-297-7766
rebecca@lovell.com